Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Zions Bancorporation of our report dated March 10, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financing reporting and the effectiveness of internal control over financial reporting, which appears in Amegy Bancorporation, Inc.’s 2004 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the incorporation by reference of our report dated March 10, 2005 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

Houston, Texas

September 1, 2005